UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________

FORM 8-K
_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 27, 2006

MARGO CARIBE, INC.
(Exact Name of Registrant as Specified in Charter)

Puerto Rico	001-15336	66-0550881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Road 690, Kilometer 5.8 Vega Alta, Puerto Rico 00692
(Address of Principal Executive Offices, Including Zip Code)
(787) 883-2570
(Registrant’s Telephone Number, Including Area Code)

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive

On January 27, 2006, Michael J. Spector and Margaret D. Spector (the “Spectors”) made a $2,000,000 loan to Margo State Line, Inc. (“Margo State Line”), a Florida corporation and a wholly-owned subsidiary of Margo Caribe, Inc. (the “Company”), to be used for Margo State Line’s general working capital.

The note evidencing the loan (the “Note”) bears interest, payable monthly, at a rate equal to the 90-day LIBOR Rate (as defined in the Note) plus 1.50%. In addition, Margo State Line agreed to pay the legal fees and expenses incurred in connection with the loan, as well as the legal expenses incurred by the Spectors in obtaining a personal loan used by the Spectors to fund the loan to Margo State Line. The interest rate on the loan obtained by the Spectors is the same as the interest rate on the loan to Margo State Line. The loan to Margo State Line is guaranteed by the Company and is secured by a second mortgage on certain real estate of the Company (parcels of land in Garrochales, Puerto Rico). The entire principal balance of the loan is due and payable on January 27, 2009.

The Company did not pay any commitment fee or commission in connection with the loan. The Company’s Board of Directors believes that the terms and conditions of the loan are at least as favorable to the Company as those that could have been obtained from an unaffiliated third party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Margo Caribe, Inc.

Date: February 2, 2006	By:	/s/ Luis R. Carrasquillo
	Name:	Luis R. Carrasquillo
	Title:	Senior Vice President and Chief Financial Officer